Exhibit 99.1

                     Potlatch Reports First Quarter Results



    SPOKANE, Wash.--(BUSINESS WIRE)--April 26, 2007--Potlatch Corporation (NYSE:PCH) today reported earnings from continuing operations of $5.4 million, or $.14 per diluted common share for the first quarter of 2007. This compares to earnings from continuing operations of $69.3 million, or $2.33 per diluted common share, for the first quarter of 2006. Earnings for the first quarter of 2006 included a tax benefit of $51.2 million, or $1.72 per diluted common share, related to the company's January 1, 2006, conversion to a real estate investment trust (REIT).

    Overall, the first quarter 2007 results were a net loss of $29.8 million. The results included an estimated after-tax charge of $33.1 million for the asset write-down and costs related to the pending $65-million sale of the company's hybrid poplar tree farm in Boardman, Oregon, to a private-equity tree farm investment fund. The sale is expected to close in the second quarter. The loss on disposal and the operating loss for the Boardman operation for the quarter ended March 31, 2007, are classified as discontinued operations in the Statements of Operations and Comprehensive Income. Overall results for the first quarter of 2006 included an after-tax loss from discontinued operations of $3.6 million related to the Boardman operation.

    "As we move into 2007, Potlatch continues to demonstrate the strong fundamentals that underlie our core resource, real estate, paperboard and consumer product businesses," said Michael J. Covey, Potlatch chairman, president and chief executive officer. "Although wood products will continue to be challenged, absent a rebound in housing, we are positioning the company for stronger performance in the second quarter, having completed major maintenance in paperboard and positioning our real estate business to complete closings in the second quarter."

    Net revenues from continuing operations for the first quarter of 2007 were $386.2 million, compared to $401.2 million for the first quarter of 2006.

    Cash provided by operating activities from continuing operations for the three months ended March 31, 2007, was $43.9 million, compared to $59.3 million for the same period in 2006. Lower results from all segments adversely affected this quarter's cash flow, the most significant event being the 13-day scheduled outage at the company's Lewiston, Idaho, pulp and paperboard mill.

    Resource

    The Resource segment reported operating income of $13.2 million for the first quarter of 2007, compared to $18.4 million earned in the first quarter of 2006. Results for the first quarter of 2007 included a restructuring charge of $2.8 million in connection with the reorganization of the Resource segment in January. The decline in the current quarter earnings compared to the first quarter of 2006 was due primarily to decreased log sales volumes and lower log selling prices in the company's Northern region. These unfavorable comparisons were partially offset by 11% higher log selling prices in the company's Southern region. Overall fee harvest activity was lower in the Northern region due to softer market conditions in Minnesota.

    Real Estate

    The Real Estate segment, formerly known as the Land Sales and Development segment, reported an operating loss of $0.4 million for the first quarter of 2007, compared with operating income of $0.5 million for the first quarter of 2006. Only a few small land sales were completed during the first quarter of 2007, resulting in the unfavorable comparison to the results for the 2006 first quarter. Results for this segment depend on the closing of transactions related to the company's non-strategic land sales. In addition, when possible, land sales are scheduled to close in conjunction with acquisitions of land in order to complete tax-efficient Internal Revenue Code section 1031 like-kind exchanges.

    Wood Products

    For the first quarter of 2007, the Wood Products segment recorded operating income of $2.2 million, compared to income of $7.4 million in the first quarter of 2006. Lower selling prices and shipments for lumber were largely responsible for the unfavorable comparison. The lower lumber shipments for the first quarter of 2007, compared to the same period in 2006, were due primarily to the company's Prescott and Warren, Arkansas, lumber mills reducing their daily operations from three shifts to two shifts during the fourth quarter of 2006. This decision was made to optimize the operating efficiencies at each mill. The company's results were positively affected by continued strong cedar lumber sales, which are trading at near record levels.

    Pulp and Paperboard

    The Pulp and Paperboard segment reported an operating loss of $6.0 million for the first quarter of 2007, versus income of $3.0 million in the first quarter of 2006. Results for the first quarter of 2007 were significantly impacted by a planned major maintenance outage to repair the recovery boiler at the company's Lewiston, Idaho, pulp and paperboard mill. The major maintenance costs and downtime associated with the outage were $9.2 million, or $8.3 million higher than last year's costs. In addition to the planned maintenance downtime, results at the company's Lewiston mill continued to be unfavorably affected by high wood fiber costs, which on a per-ton basis were up approximately 73% compared to one year ago. "Markets for our pulp and paperboard products remained strong throughout the quarter and we are encouraged because, for the first time in six months, we are starting to see some relief in wood fiber costs and improved availability. Adequate log inventories are in place at most wood products facilities to allow sawmills and plywood plants to operate at full capacity during the traditional Spring break-up season. These log inventories, combined with higher output at regional sawmills of residual chips, should help reverse the recent trend of very high costs for chips and sawdust," noted Covey.

    Consumer Products

    For the first quarter of 2007, the Consumer Products segment reported operating income of $4.8 million, compared to $6.9 million for the first quarter of 2006. "Our Consumer Products segment performed well in the first quarter of 2007, with net selling prices up approximately 6%, and increased shipments of tissue products versus the comparable quarter last year," Covey said. "Unfortunately, the higher net selling prices were more than offset by higher maintenance and pulp costs. The major maintenance outage at the Lewiston pulp and paperboard mill during March also adversely affected operating costs for our Consumer Products segment. With Northern Bleached Softwood Kraft pulp prices at an 11-year high, we expect profit margins in our tissue business to be under pressure for the balance of 2007," Covey said.

    Discontinued Operations

    The company's hybrid poplar tree farm in Boardman, Oregon, reported a net after-tax operating loss of $2.2 million in the first quarter of 2007, compared to an after-tax loss of $3.6 million for the first quarter of 2006.

    Other Items

    In the first quarter of 2007, the company recorded an income tax benefit of $5.3 million related to continuing operations. The income tax benefit was due to a pre-tax loss for the company's taxable REIT subsidiary.

    Outlook

    "During the first quarter of 2007, we substantially completed the valuation and listing process in connection with the 15,000 to 20,000 acres of our timberlands we expect to sell in 2007," said Covey "As we also previously announced, our goal is to utilize section 1031 like-kind exchange transactions for tax efficiency, thus maximizing cash flows. For example, we intend to match a large portion of the purchase of approximately 76,000 acres of high-value timberlands in Wisconsin, which closed in the first quarter, with the sale of our hybrid poplar tree farm in Oregon. As a result, we will not be subject to the built-in-gains taxes on the sale of the tree farm."

    "We expect overall timber harvest levels and revenue to increase in 2007 due to an increased harvest in the Southern region and the acquisition of the Wisconsin timberlands," added Covey. Harvest activity in Arkansas was deferred in 2006 due to unfavorable market conditions.

    "Our two pulp and paperboard operations continue to experience favorable market conditions. Additional production of high-end paper grades for the commercial print market has allowed the segment to continue improving its returns and take advantage of the favorable markets," said Covey "We expect paperboard markets to remain strong throughout the remainder of 2007. Although some relief from the acute residual wood shortage that has significantly impacted our Idaho pulp and paperboard operation is anticipated as we move further into Spring, wood fiber costs for the Idaho operation are expected to remain at high levels for the remainder of 2007."

    Markets for the company's consumer tissue products are expected to remain relatively strong through 2007, and operating results should be favorably affected by sales mix improvements. However, continued high pulp costs are expected to have a significant impact on results for the Consumer Products segment through 2007.

    Although some improvement in lumber markets is expected during the normal building season, markets for lumber in general are expected to remain weak through the remainder of 2007.

    About Potlatch

    Potlatch is a REIT with approximately 1.5 million acres of forestland in Arkansas, Idaho, Minnesota, Wisconsin and Oregon. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue products. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

    A live Web Cast and conference call will be held today, April 26, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested can access the Web Cast at www.potlatchcorp.com and conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide passcode number
65659071.

    For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until May 3, 2007, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for calls outside the U.S./Canada, and entering passcode number 67101634.

    Forward-Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future land sales and closings, like-kind exchanges and tax consequences, direction of markets, wood chip costs and availability, and pulp costs. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch's products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company's products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.



          Potlatch Corporation and Consolidated Subsidiaries
          Statements of Operations and Comprehensive Income
     Unaudited (Dollars in thousands - except per-share amounts)

                                                   Three Months Ended
                                                  --------------------
                                                   March 31, March 31,
                                                     2007      2006
----------------------------------------------------------------------
Revenues                                           $386,206  $401,224
----------------------------------------------------------------------
Costs and expenses:
 Depreciation, depletion and amortization            19,352    19,652
 Materials, labor and other operating expenses      335,745   332,916
 Selling, general and administrative expenses        20,891    23,322
 Restructuring charge                                 2,797         -
----------------------------------------------------------------------
                                                    378,785   375,890
----------------------------------------------------------------------

Earnings from continuing operations before
 interest and taxes                                   7,421    25,334

Interest expense                                     (7,551)   (7,359)
Interest income                                         301       802
----------------------------------------------------------------------
Earnings from continuing operations before taxes        171    18,777
Benefit for taxes                                    (5,267)  (50,537)
----------------------------------------------------------------------
Earnings from continuing operations                   5,438    69,314
----------------------------------------------------------------------
Discontinued operations:
 Loss from discontinued operations
  (including loss on disposal of $35,829 in 2007)   (38,047)   (4,060)
 Income tax benefit                                  (2,833)     (470)
----------------------------------------------------------------------
                                                    (35,214)   (3,590)
----------------------------------------------------------------------

Net earnings (loss)                                $(29,776) $ 65,724
======================================================================
Other comprehensive income, net of tax             $  1,687  $      -
----------------------------------------------------------------------
Comprehensive income (loss)                        $(28,089) $ 65,724
======================================================================
Earnings per common share from continuing
 operations
   Basic                                           $   0.14  $   2.34
   Diluted                                             0.14      2.33
Loss per common share from discontinued operations
   Basic                                              (0.90)    (0.12)
   Diluted                                            (0.90)    (0.12)
Net earnings (loss) per common share:
   Basic                                              (0.76)     2.22
   Diluted                                            (0.76)     2.21

Average shares outstanding (in thousands):
   Basic                                             38,948    29,563
   Diluted                                           39,166    29,740
----------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform to the current period presentation.




On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for the three months ended March 31, 2006, as if the common stock portion of the distribution had occurred at the beginning of that period:

                                                  Three Months Ended
                                                       March 31,
                                                         2006
                                                 ---------------------
Per diluted common share:
 Earnings from continuing operations
     As reported                                       $  2.33
     Pro forma                                            1.79

 Net earnings
     As reported                                          2.21
     Pro forma                                            1.70




          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
     Unaudited (Dollars in thousands - except per-share amounts)

                                                March 31,   Dec. 31,
                                                  2007        2006
----------------------------------------------------------------------
Assets
Current assets:
 Cash                                          $    6,291  $    7,759
 Restricted cash                                        2       6,673
 Short-term investments                            15,676      21,564
 Receivables, net                                 111,962     135,105
 Inventories                                      162,968     168,816
 Prepaid expenses                                  16,514      16,602
 Assets held for sale                              65,000           -
----------------------------------------------------------------------
  Total current assets                            378,413     356,519
Land other than timberlands                         8,549       8,554
Plant and equipment, at cost less
 accumulated depreciation                         530,657     562,387
Timber, timberlands and related
 deposits, net                                    373,150     391,577
Pension assets                                    122,748     118,355
Other assets                                       20,522      20,215
----------------------------------------------------------------------

                                               $1,434,039  $1,457,607
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
 Notes payable                                 $   35,000  $        -
 Current installments on long-term debt             6,208       6,157
 Accounts payable and accrued liabilities         181,070     190,107
----------------------------------------------------------------------
  Total current liabilities                       222,278     196,264
Long-term debt                                    321,283     321,474
Liability for pensions and other postretirement
 benefits                                         288,361     289,791
Other long-term obligations                        17,649      19,059
Deferred taxes                                     50,061      53,160
Stockholders' equity                              534,407     577,859
----------------------------------------------------------------------

                                               $1,434,039  $1,457,607
======================================================================

Stockholders' equity per common share          $    13.70  $    14.88
Working capital                                $  156,135  $  160,255
Current ratio                                       1.7:1       1.8:1




          Potlatch Corporation and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                   Unaudited (Dollars in thousands)

                                                  Three Months Ended
                                                       March 31,
                                                     2007        2006
----------------------------------------------------------------------
Cash flows from operations
  Net earnings (loss)                            $(29,776)  $  65,724
  Adjustments to reconcile net earnings (loss) to
   net operating cash flows:
     Loss from discontinued operations              2,158       3,590
     Loss on disposal of discontinued
      operations                                   33,056           -
     Depreciation, depletion and amortization      19,352      19,652
     Deferred taxes                                (1,345)    (53,668)
     Equity-based compensation expense              1,475         812
     Employee benefit plans                        (2,671)        (70)
     Other                                            138         591
  Working capital changes                          21,453      22,318
  Excess tax benefit from share-based payment
   arrangements                                      (798)       (335)

  Income tax benefit related to stock issued in
   conjunction with stock compensation plans          875         650
----------------------------------------------------------------------
     Net cash provided by operating activities
      from continuing operations                   43,917      59,264
----------------------------------------------------------------------
Cash flows from investing
  Decrease in short-term investments                5,888      57,700
  Additions to plant and properties               (21,462)    (12,442)
  Deposits on timberlands                         (43,521)          -
  Other, net                                         (313)     (1,974)
----------------------------------------------------------------------
     Net cash provided by (used for) investing
      activities from continuing operations       (59,408)     43,284
----------------------------------------------------------------------
Cash flows from financing
  Change in book overdrafts                        (4,052)      5,275
  Increase in notes payable                        35,000           -
  Issuance of common stock                          3,367       3,195
  Issuance of treasury stock                            -         513
  Repayment of long-term debt                        (140)          -
  Distributions to common stockholders            (19,120)   (108,164)
  Excess tax benefit from share-based payment
   arrangements                                       798         335
  Other, net                                       (1,913)       (505)
----------------------------------------------------------------------
     Net cash provided by (used for) financing
      activities from continuing operations        13,940     (99,351)
----------------------------------------------------------------------
Cash flows from continuing operations              (1,551)      3,197
Cash flows of discontinued operations:
  Operating cash flows                                317        (479)
  Investing cash flows                               (234)       (916)
  Financing cash flows                                  -           -
----------------------------------------------------------------------
Increase (decrease) in cash                        (1,468)      1,802
Cash at beginning of period                         7,759       6,133
----------------------------------------------------------------------
Cash at end of period                            $  6,291   $   7,935
======================================================================
Certain prior period amounts have been reclassified to conform to the current period presentation.




                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                                                   Three Months Ended
                                                  --------------------
                                                  March 31,  March 31,
                                                     2007      2006
----------------------------------------------------------------------
Distributions per common share(1)
(annual rate)                                      $   1.96  $   1.96

======================================================================
(1) Distributions for 2006 reflect the annualized rate, after adjustment for a special earnings and profit distribution of $15.15 per common share paid in the first quarter.


                         Segment Information
                   Unaudited (Dollars in thousands)

                                                   Three Months Ended
                                                  --------------------
                                                   March 31, March 31,
                                                       2007      2006
----------------------------------------------------------------------
Revenues
  Resource                                         $ 59,266  $ 63,188

----------------------------------------------------------------------
  Real Estate                                            93       640
----------------------------------------------------------------------
  Wood Products
    Lumber                                           88,708   105,397
    Plywood                                          13,636    14,427
    Particleboard                                     4,916     4,198
    Other                                            11,911    11,806
----------------------------------------------------------------------
                                                    119,171   135,828
----------------------------------------------------------------------
  Pulp and Paperboard
    Paperboard                                      130,776   132,533
    Pulp                                             20,124    15,490
    Other                                               262       319
----------------------------------------------------------------------
                                                    151,162   148,342
----------------------------------------------------------------------
  Consumer Products                                 110,252    99,535
----------------------------------------------------------------------
                                                    439,944   447,533
Intersegment revenues                               (53,738)  (46,309)
----------------------------------------------------------------------

Total revenues                                     $386,206  $401,224
======================================================================

Operating income (loss)
  Resource                                         $ 13,160  $ 18,442
  Real Estate                                          (367)      489
  Wood Products                                       2,190     7,443
  Pulp and Paperboard                                (6,029)    3,001
  Consumer Products                                   4,775     6,889
  Eliminations                                        4,947       670
----------------------------------------------------------------------
                                                     18,676    36,934
Corporate                                           (18,505)  (18,157)
----------------------------------------------------------------------
Earnings from continuing operations before taxes   $    171  $ 18,777
======================================================================

Certain prior period amounts have been reclassified to conform to the current period presentation.




    CONTACT: Potlatch Corporation
             Mark J. Benson, 509-835-1513 (Media)
             Douglas D. Spedden, 509-835-1549 (Investors)